Exhibit 10.33
Kelly Poling

Dear Kelly:

We are pleased to offer you employment with Extended Stay of America, Inc. (the “Company”) on the following terms:

Position:	Executive Vice President, Chief Commercial Officer
Effective Date:	January 13, 2020
Reporting to:	Bruce Haase, President and Chief Executive Officer
Work Location	Washington, D.C. metropolitan area.
Annual Salary:	$390,000 to be paid in accordance with the Company’s normal payroll practices.
Signing Bonus:	$100,000 to be paid within a reasonable time following the Effective Date.
Annual Bonus Eligibility:	Commencing with calendar year 2020, you will participate in the Company’s annual bonus plan with a target bonus of 100% of Annual Salary. Actual payout will be based on Company performance and individual goals established by the Compensation Committee and may range from 30% of Annual Salary at threshold performance and up to 200% of Annual Salary at maximum performance. Terms of the annual bonus plan are subject to change each year as determined by the Compensation Committee.
Sign-On Equity Grant:
As soon as reasonably practicable after the Effective Date, pursuant to the Company’s Amended and Restated Long-Term Incentive Plan (the “LTIP”), the Company will grant to you time-vesting restricted stock units (“RSUs”) in respect of Paired Shares (as defined in the LTIP) having a value of $250,000 based on the 20 trading-day trailing average market closing price ending on (and including) the date of grant, which shall vest pro-rata on each of the first three anniversaries of the Effective Date, subject to your continued service on each vesting date. In the first quarter of 2020, the Company will grant to you performance-vesting RSUs in respect of Paired Shares having a value of $250,000 based on the 20 trading-day trailing average market closing price ending on (and including) the date of grant, which will vest on the basis of the same performance metrics applicable to the awards granted to the other senior executives of the Company at the same time.

Annual Equity Grant:	Commencing in 2021, you will be granted a number of RSUs having a value of 100% of your base salary, 50% of which will be time-vesting and 50% of which will be performance-vesting; provided, that the form of equity award may be changed by the Compensation Committee consistent with the form of equity awards granted to other senior executives of the Company.
Benefits/Vacation:	You will be eligible to enroll Company offered benefit plan(s) on an annual basis and will be eligible for vacation in accordance with Company policy.

Exhibit 10.33

Severance:
You will become a participant in the Company’s Executive Severance Plan (the “Severance Plan”) which provides for severance of 1.0 times your base salary and 1.0 times your target bonus should you be terminated in a Qualifying Termination (as defined in the Severance Plan). By execution of this offer letter, this offer letter shall constitute your Participation Agreement (as defined in the Severance Plan) effective as of the Effective Date by which you agree to be bound by and subject to all of the terms and conditions of the Severance Plan

Restrictive Covenants:	You will be subject to the covenants and other provisions contained in Section 6 of the Company’s Executive Severance Plan.
Dispute Resolution/Governing Law	This offer letter shall be governed by the laws of Delaware. Any dispute, controversy or claim between that arises out of or relates to this offer letter, your employment with the Company, or any termination of such employment, shall be determined by final, binding, and confidential arbitration held and conducted by JAMS, Inc. (“JAMS”), under its then-applicable JAMS Employment Arbitration Rules and Procedures.

By signing below in accepting this offer set forth in this offer letter, you represent, warrant and agree that (i) you are not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits your ability to enter into and fully perform the your obligations under this offer letter, (ii) you are not otherwise unable to enter into and fully perform your obligations under this offer letter, (iii) you are not in default under, or in breach of, any agreement requiring you to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or agreements not to compete or interfere with any prior employer including, but not limited to, any employment agreement, and (iv) neither the execution and delivery of this offer letter nor the performance by you of your obligations hereunder will conflict with, result in a breach of, or constitute a default under, any confidentiality or non-competition agreement or any employment agreement to which you are a party or to which you may be subject and during your employment with the Company you will preserve the confidentiality of all information with respect to which you have an obligation of confidentiality to any other person. In the event of a breach of any representation or covenant in this paragraph, the Company may terminate this offer letter and your employment with the Company without any liability to you and you shall indemnify the Company for any liability it may incur as a result of any such breach.

Your employment with the Company will be “at will” meaning that it can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or you, except as otherwise prohibited by law. The terms of this offer letter, therefore, do not and are not intended to create either an expressed and/or implied contract of employment with the Company.

If the terms set forth in this offer letter are acceptable to you, please sign below where indicated and return an executed version to me.

Exhibit 10.33
Please feel free to contact me if you have any questions.
Sincerely,

/s/ Christopher Dekle
Christopher Dekle
General Counsel and Corporate Secretary

Agreed and Accepted this 21 day of November, 2019

/s/ Kelly Poling
Kelly Poling